Exhibit 99.1
Owens Corning Delivers Record Net Sales of $2.6 Billion;
Generates Net Earnings of $343 Million and Adjusted EBIT of $525 Million

TOLEDO, Ohio – July 27, 2022 - Owens Corning (NYSE: OC), a global building and construction materials leader, today reported second-quarter 2022 results.

•Reported Net Sales Increase of 16% to $2.6 Billion

•Expanded Adjusted EBIT Margins to 20% and Adjusted EBITDA Margins to 25%

•Delivered Diluted EPS of $3.49 and Adjusted Diluted EPS of $3.83

•Generated Operating Cash Flow of $466 Million and Free Cash Flow of $361 Million

•Returned $136 Million of Free Cash Flow to Shareholders through Dividends and Share Repurchases

“Owens Corning delivered another outstanding quarter while advancing our enterprise strategy which accelerates our growth, strengthens our earnings power, and creates additional value for our shareholders. Our global teams continue to execute at a high level as we make strategic investments to expand our total addressable markets and enhance our market-leading positions,” said Chair and Chief Executive Officer Brian Chambers. “For the second half of the year, we remain focused on delivering strong financial results and positioning the company for long-term success.”

Enterprise Performance

($ in millions, except per share amounts)	Second-Quarter				Six Months
	2022	2021	Change		2022	2021	Change
Net Sales	$2,601	$2,239	$362	16%	$4,947	$4,154	$793	19%
Net Earnings	343	298	45	15%	650	508	142	28%
Adjusted EBIT	525	408	117	29%	942	690	252	37%
As a Percent of Net Sales	20%	18%	N/A	N/A	19%	17%	N/A	N/A
Adjusted EBITDA	656	529	127	24%	1,199	929	270	29%
As a Percent of Net Sales	25%	24%	N/A	N/A	24%	22%	N/A	N/A
Diluted EPS	3.49	2.82	0.67	24%	6.52	4.80	1.72	36%
Adjusted Diluted EPS	3.83	2.68	1.15	43%	6.67	4.47	2.20	49%
Operating Cash Flow	466	498	(32)	(6%)	624	702	(78)	(11%)
Free Cash Flow	361	405	(44)	(11%)	412	525	(113)	(22%)

Enterprise Strategy Highlights

•Owens Corning continues to invest in accelerating new product and process innovation to support customers and generate additional growth. In the second quarter, it launched 15 new or refreshed products.

•On June 6, Owens Corning announced that it completed its acquisition of WearDeck®, a premium producer of composite weather-resistant decking for commercial and residential applications. This transaction advances the company’s strategy to pivot its Composites business to focus on higher-value material solutions within the building and construction industry. WearDeck® is estimated to generate annual sales of approximately $60 million in 2022.

•On June 8, Owens Corning and Pultron Composites announced the formation of a joint venture to manufacture industry-leading fiberglass rebar. This agreement solidified the companies’ commitment to provide more sustainable product solutions and higher-performance concrete reinforcement products. It also increases market access to PINKBAR®+ Fiberglas Rebar used for flatwork and residential applications, and MATEENBAR™ Fiberglas™ Rebar used for heavy-load structural applications.

•On June 21, Owens Corning announced that it signed an agreement to acquire Natural Polymers, LLC, an innovative manufacturer of spray polyurethane foam insulation for building and construction applications. The transaction is anticipated to close in the third quarter. This acquisition advances the company’s strategy to strengthen its core building and construction products and expand its addressable markets into higher-growth segments. Natural Polymers expects to deliver annual sales of approximately $100 million in 2022.

•On July 15, the company entered into an agreement to acquire the remaining 50% interest in an existing joint venture based in the U.S., that produces nonwoven roofing mat. The acquisition is anticipated to close in the third quarter.

•On July 1, the company completed the sale of its European dry-use chopped strand (DUCS) manufacturing assets located in Chambéry, France. This transaction will result in a divestiture of approximately $100 million of annual sales. Consistent with its strategy to accelerate growth and generate higher and more sustainable margins, the company will convert the other two DUCS facilities to produce glass fiber supporting building and construction applications.

Cash Returned to Shareholders

•During the first six months of 2022, the company returned $400 million to shareholders through dividends and share repurchases. In the second quarter, the company paid dividends of $35 million and repurchased 1.0 million shares of common stock for $86 million. As of the end of the quarter, 9.9 million shares were available for repurchase under the current authorization.

•In June, Owens Corning announced that its Board of Directors declared a quarterly cash dividend of $0.35 per common share, a 35% increase compared with the same period in 2021.

“In the first half of 2022, we generated $624 million of operating cash flow and $412 million of free cash flow,” said Executive Vice President and Chief Financial Officer Ken Parks. “Our strong and consistent cash generation combined with our solid financial position provide us the flexibility to execute on our enterprise strategy, while remaining committed to returning at least 50% of free cash flow to shareholders over time.”

Other Key Highlights

•Owens Corning sustained a high level of safety performance in the second quarter with a recordable incident rate (RIR) of 0.81.

•In May, Owens Corning ranked No. 1 on the 100 Best Corporate Citizens list for 2022, which recognizes outstanding environmental, social and governance (ESG) performance and transparency among the largest, publicly traded U.S. companies. The company was the first to earn the top ranking for four consecutive years.

•As reported in April, Owens Corning made the decision to exit Russia through a transfer or sale of its facilities and halted all future investments in Russia. The company continues working to expedite its exit, while remaining committed to the safety and security of its employees in the country. 2021 net sales in Russia were approximately $100 million.

Segment Performance

•Composites net sales increased 23% to $719 million in second-quarter 2022 compared with second-quarter 2021, primarily due to higher selling prices and the favorable impact of customer mix. EBIT increased $56 million to $154 million, with 21% EBIT margins, on higher selling prices and favorable mix, which more than offset input cost inflation and increased transportation costs.

•Insulation net sales increased 16% to $934 million in second-quarter 2022 compared with second-quarter 2021, as a result of higher selling prices and the impact of favorable customer mix, partially offset by the negative impact of foreign currency. EBIT increased $45 million to $157 million, with 17% EBIT margins, on higher selling prices and favorable mix, which more than offset accelerating energy, material and transportation inflation.

•Roofing net sales increased 11% to $1.0 billion in second-quarter 2022 compared with second-quarter 2021, with higher selling prices partially offset by lower sales volumes. EBIT increased $24 million to $258 million, with 25% EBIT margins, primarily due to higher selling prices which more than offset accelerating cost inflation, primarily asphalt, and increased transportation costs.

Third-Quarter and Full-Year 2022 Outlook

•The key economic factors that impact the company’s businesses are residential repair and remodeling activity, U.S. housing starts, global commercial construction activity, and global industrial production.

•In the near term, the company expects the U.S. residential housing market and global commercial and industrial markets to remain positive. The company continues to closely manage the ongoing impacts of inflation, supply chain disruptions, and the regional impacts of the COVID-19 pandemic on the business.

•For third-quarter 2022, the company expects overall performance to result in net sales and adjusted EBIT growth for the quarter, versus the comparable quarter in the prior year.

Current 2022 financial outlook is presented below:

General Corporate Expenses	$170 million to $180 million(1)
Interest Expense	$115 million to $125 million
Effective Tax Rate on Adjusted Earnings	25% to 27%
Cash Tax Rate on Adjusted Earnings	22% to 24%
Capital Additions	Approximately $480 million
Depreciation and Amortization	Approximately $520 million

The above outlook excludes the impact of any acquisitions or divestitures not yet completed.
(1) Previously $160 million to $170 million.

Second-Quarter 2022 Conference Call and Presentation

Wednesday, July 27, 2022
9 a.m. Eastern Time

All Callers

•Live dial-in telephone number: U.S. 1.844.200.6205; Canada 1.833.950.0062; and other international +1.929.526.1599.
•Entry number: 873980 (Please dial in 10-15 minutes before conference call start time)
•Live webcast: https://events.q4inc.com/attendee/192344854

Telephone and Webcast Replay

•Telephone replay will be available one hour after the end of the call through August 3, 2022. In the U.S., call 1.866.813.9403. In Canada, call 1.226.828.7578. In other international locations, call +44 204.525.0658.
•Conference replay number: 228223.
•Webcast replay will be available for one year using the above link.

About Owens Corning

Owens Corning is a global building and construction materials leader committed to building a sustainable future through material innovation. Our three integrated businesses – Composites, Insulation, and Roofing – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We are global in scope, human in scale with approximately 20,000 employees in 33 countries dedicated to generating value for our customers and shareholders, and making a difference in the communities where we work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2021 sales of $8.5 billion. For more information, visit www.owenscorning.com.

Use of Non-GAAP Measures

Owens Corning uses non-GAAP measures in its earnings press release that are intended to supplement investors’ understanding of the company’s financial information. These non-GAAP measures include EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, adjusted earnings, adjusted diluted earnings per share attributable to Owens Corning common stockholders (“adjusted EPS”), adjusted pre-tax earnings, free cash flow and free cash flow conversion. When used to report historical financial information, reconciliations of these non-GAAP measures to the corresponding GAAP measures are included in the financial tables of this press release. Specifically, see Table 2 for EBIT, adjusted EBIT, EBITDA and adjusted EBITDA, Table 3 for adjusted earnings and adjusted EPS, and Table 8 for free cash flow.

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not representative of ongoing operations. The non-GAAP financial measures resulting from these adjustments (including adjusted EBIT, adjusted EBITDA, adjusted earnings, adjusted EPS and adjusted pre-tax earnings) are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Management believes that these adjustments result in a measure that provides a useful representation of its operational performance; however, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with GAAP.

Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the company's ability to generate cash to pursue opportunities that enhance shareholder value. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to the company’s mandatory debt service requirements. As a conversion ratio, free cash flow is compared to adjusted earnings. Free cash flow and free cash flow conversion are used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance.

Management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net earnings attributable to Owens Corning as prepared in accordance with GAAP.

When the company provides forward-looking expectations for non-GAAP measures, the most comparable GAAP measures and a reconciliation between the non-GAAP expectations and the corresponding GAAP measures are generally not available without unreasonable effort due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods. The variability in timing and amount of adjusting items could have significant and unpredictable effect on our future GAAP results.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: the severity and duration of the current COVID-19 pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; levels of residential, commercial and industrial construction activity; levels of global industrial production; availability and cost of energy, transportation, raw materials or other inputs; issues related to acquisitions, divestitures, joint ventures or expansions; competitive and pricing factors; demand for our products; relationships with key customers; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the U.S. or elsewhere; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; climate change, weather conditions and storm activity; uninsured losses, including those from natural disasters, pandemics, catastrophe, theft or sabotage; legal and regulatory proceedings, including litigation and environmental actions; changes to tariff, trade or investment policies or laws; research and development activities and intellectual property protection; issues involving implementation and protection of Information technology systems; achievement of expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees, labor disputes or shortages; defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of July 27, 2022, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Media Inquiries:	Investor Inquiries:
Todd Romain	Amber Wohlfarth
419.248.7826	419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News

Table 1
Owens Corning and Subsidiaries
Consolidated Statements of Earnings
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
NET SALES	$2,601	$2,239	$4,947	$4,154
COST OF SALES	1,867	1,621	3,594	3,092
Gross margin	734	618	1,353	1,062
OPERATING EXPENSES
Marketing and administrative expenses	201	188	385	362
Science and technology expenses	24	22	47	42
Other expense (income), net	22	(17)	(6)	(65)
Total operating expenses	247	193	426	339
OPERATING INCOME	487	425	927	723
Non-operating income	(2)	(3)	(4)	(6)
EARNINGS BEFORE INTEREST AND TAXES	489	428	931	729
Interest expense, net	26	33	54	66
EARNINGS BEFORE TAXES	463	395	877	663
Income tax expense	119	97	226	156
Equity in net (loss) earnings of affiliates	(1)	—	(1)	1
NET EARNINGS	343	298	650	508
Net earnings attributable to non-redeemable and redeemable noncontrolling interests	—	—	3	—
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$343	$298	$647	$508
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$3.51	$2.85	$6.56	$4.84
Diluted	$3.49	$2.82	$6.52	$4.80
WEIGHTED AVERAGE COMMON SHARES
Basic	97.6	104.6	98.6	105.0
Diluted	98.4	105.5	99.3	105.9

Table 2
Owens Corning and Subsidiaries
EBIT Reconciliation Schedules
(unaudited)

Adjusting income (expense) items to EBIT are shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Restructuring costs	$(11)	$(1)	$(17)	$(2)
Gain on sale of Shanghai, China facility	—	—	27	—
Gains on sale of certain precious metals	7	21	11	41
Acquisition-related costs	(3)	—	(3)	—
Impairment loss on Chambery, France assets held for sale	(29)	—	(29)	—
Total adjusting items	$(36)	$20	$(11)	$39

The reconciliation from Net earnings attributable to Owens Corning to EBIT and Adjusted EBIT, and the reconciliation from EBIT to EBITDA and adjusted EBITDA are shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$343	$298	$647	$508
Net earnings attributable to non-redeemable and redeemable noncontrolling interests	—	—	3	—
NET EARNINGS	343	298	650	508
Equity in net (loss) earnings of affiliates	(1)	—	(1)	1
Income tax expense	119	97	226	156
EARNINGS BEFORE TAXES	463	395	877	663
Interest expense, net	26	33	54	66
EARNINGS BEFORE INTEREST AND TAXES	489	428	931	729
Less: Adjusting items from above	(36)	20	(11)	39
ADJUSTED EBIT	$525	$408	$942	$690
Net Sales	$2,601	$2,239	$4,947	$4,154
ADJUSTED EBIT as a % of Net sales	20%	18%	19%	17%

EARNINGS BEFORE INTEREST AND TAXES	489	428	931	729
Depreciation and amortization	138	122	270	241
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION	627	550	1,201	970
Less: Adjusting items from above	(36)	20	(11)	39
Accelerated depreciation included in restructuring	(7)	(1)	(13)	(2)
ADJUSTED EBITDA	$656	$529	$1,199	$929
Net sales	$2,601	$2,239	$4,947	$4,154
ADJUSTED EBITDA as a % of Net sales	25%	24%	24%	22%

Table 3
Owens Corning and Subsidiaries
EPS Reconciliation Schedules
(unaudited)
(in millions, except per share data)
A reconciliation from Net earnings attributable to Owens Corning to adjusted earnings and a reconciliation from diluted earnings per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
RECONCILIATION TO ADJUSTED EARNINGS
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$343	$298	$647	$508
Adjustment to remove adjusting items (a)	36	(20)	11	(39)
Adjustment to remove tax expense on adjusting items (b)	(2)	4	4	9
Adjustment to tax expense to reflect pro forma tax rate (c)	—	1	—	(5)
ADJUSTED EARNINGS	$377	$283	$662	$473

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$3.49	$2.82	$6.52	$4.80
Adjustment to remove adjusting items (a)	0.36	(0.19)	0.11	(0.37)
Adjustment to remove tax expense on adjusting items (b)	(0.02)	0.04	0.04	0.08
Adjustment to tax expense to reflect pro forma tax rate (c)	—	0.01	—	(0.04)
ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$3.83	$2.68	$6.67	$4.47

RECONCILIATION TO DILUTED SHARES OUTSTANDING
Weighted-average number of shares outstanding used for basic earnings per share	97.6	104.6	98.6	105.0
Non-vested restricted and performance shares	0.8	0.8	0.7	0.8
Options to purchase common stock	—	0.1	—	0.1
Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings per share	98.4	105.5	99.3	105.9

(a)	Please refer to Table 2 "EBIT Reconciliation Schedules" for additional information on adjusting items.
(b)	The tax impact of adjusting items is based on our expected tax accounting treatment and rate for the jurisdiction of each adjusting item. There is no tax benefit from the Chambéry, France assets held for sale impairment loss due to the entity being under a full valuation allowance.
(c)	To compute adjusted earnings, we apply a full year pro forma effective tax rate to each quarter presented. For 2022, we have used a full year pro forma effective tax rate of 26%, which is the mid-point of our 2022 effective tax rate guidance of 25% to 27%, excluding the adjusting items referenced in (a), (b) and (c). For comparability, in 2021, we have used an effective tax rate of 24%, which was our 2021 effective tax rate, excluding the adjusting items referenced in (a) and (b).

Table 4
Owens Corning and Subsidiaries
Consolidated Balance Sheets
(unaudited)
(in millions, except per share data)

ASSETS	June 30, 2022	December 31, 2021
CURRENT ASSETS
Cash and cash equivalents	$810	$959
Receivables, less allowance of $10 at June 30, 2022 and $9 at December 31, 2021, respectively	1,358	939
Inventories	1,254	1,078
Assets held for sale	81	—
Other current assets	186	121
Total current assets	3,689	3,097
Property, plant and equipment, net	3,684	3,873
Operating lease right-of-use assets	189	158
Goodwill	1,079	990
Intangible assets	1,614	1,617
Deferred income taxes	21	31
Other non-current assets	267	249
TOTAL ASSETS	$10,543	$10,015
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,327	$1,095
Current operating lease liabilities	54	49
Other current liabilities	593	553
Total current liabilities	1,974	1,697
Long-term debt, net of current portion	2,989	2,960
Pension plan liability	62	77
Other employee benefits liability	154	157
Non-current operating lease liabilities	135	109
Deferred income taxes	376	376
Other liabilities	266	304
Total liabilities	5,956	5,680
Redeemable noncontrolling interest	25	—
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	4,107	4,092
Accumulated earnings	3,282	2,706
Accumulated other comprehensive deficit	(628)	(581)
Cost of common stock in treasury (c)	(2,222)	(1,922)
Total Owens Corning stockholders’ equity	4,540	4,296
Noncontrolling interests	22	39
Total equity	4,562	4,335
TOTAL LIABILITIES AND EQUITY	$10,543	$10,015

(a)10 shares authorized; none issued or outstanding at June 30, 2022, and December 31, 2021
(b)400 shares authorized; 135.5 issued and 97.2 outstanding at June 30, 2022; 135.5 issued and 100.4 outstanding at December 31, 2021
(c)38.3 shares at June 30, 2022, and 35.1 shares at December 31, 2021

Table 5
Owens Corning and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30,
	2022	2021
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings	$650	$508
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	270	241
Deferred income taxes	16	35
Provision for pension and other employee benefits liabilities	1	—
Stock-based compensation expense	25	24
Gains on sale of certain precious metals	(11)	(41)
Other adjustments to reconcile net earnings to cash provided by operating activities	22	9
Changes in operating assets and liabilities	(330)	(62)
Pension fund contribution	(2)	(3)
Payments for other employee benefits liabilities	(5)	(6)
Other	(12)	(3)
Net cash flow provided by operating activities	624	702
NET CASH FLOW USED FOR INVESTING ACTIVITIES
Cash paid for property, plant, and equipment	(212)	(177)
Proceeds from the sale of assets or affiliates	27	1
Investment in subsidiaries and affiliates, net of cash acquired	(173)	—
Derivative settlements	20	(32)
Other	(2)	(5)
Net cash flow used for investing activities	(340)	(213)
NET CASH FLOW USED FOR FINANCING ACTIVITIES
Purchases of noncontrolling interest	(9)	—
Net decrease in short-term debt	(5)	—
Dividends paid	(70)	(55)
Purchases of treasury stock	(330)	(263)
Other	(15)	(2)
Net cash flow used for financing activities	(429)	(320)
Effect of exchange rate changes on cash	(4)	2
Net (decrease) increase in cash, cash equivalents, and restricted cash	(149)	171
Cash, cash equivalents and restricted cash at beginning of period	966	724
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$817	$895

Table 6
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Composites
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$719	$583	$1,433	$1,142
% change from prior year	23%	46%	25%	28%
EBIT	$154	$98	$308	$177
EBIT as a % of net sales	21%	17%	21%	15%
Depreciation and amortization expense	$48	$39	$91	$77

Insulation
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Insulation segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$934	$806	$1,793	$1,506
% change from prior year	16%	35%	19%	26%
EBIT	$157	$112	$286	$194
EBIT as a % of net sales	17%	14%	16%	13%
Depreciation and amortization expense	$51	$53	$104	$104

Roofing
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Roofing segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$1,018	$917	$1,856	$1,628
% change from prior year	11%	35%	14%	32%
EBIT	$258	$234	$434	$390
EBIT as a % of net sales	25%	26%	23%	24%
Depreciation and amortization expense	$17	$14	$31	$29

Table 7
Owens Corning and Subsidiaries
Corporate, Other and Eliminations
(unaudited)
Corporate, Other and Eliminations
The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Restructuring costs	$(11)	$(1)	$(17)	$(2)
Gain on sale of Shanghai, China facility	—	—	27	—
Gains on sale of certain precious metals	7	21	11	41
Acquisition-related costs	(3)	—	(3)	—
Impairment loss on Chambery, France assets held for sale	(29)	—	(29)	—
General corporate expense and other	(44)	(36)	(86)	(71)
EBIT	$(80)	$(16)	$(97)	$(32)
Depreciation and amortization	$22	$16	$44	$31

Table 8
Owens Corning and Subsidiaries
Free Cash Flow Reconciliation Schedule
(unaudited)

The reconciliation from net cash flow provided by operating activities to free cash flow is shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$466	$498	$624	$702
Less: Cash paid for property, plant and equipment	(105)	(93)	(212)	(177)
FREE CASH FLOW	$361	$405	$412	$525